EXHIBIT 10.1

AMENDED AND RESTATED AGREEMENT FOR SALE AND PURCHASE OF
RECEIVABLES DATED AS OF OCTOBER 26, 2007

     The Seller and the Purchaser entered into that certain Amended and Restated Agreement for Sale and Purchase of Receivables, made as of June 1, 2006. The Seller and the Purchaser desire to amend and restate that Agreement. Accordingly, that Agreement is hereby amended and restated in its entirety to read as follows:

     THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made as of October 26, 2007, between AMERICAN EXPRESS CENTURION BANK, an industrial bank duly organized and validly existing under the laws of the State of Utah and having a principal place of business at 4315 South 2700 West, Salt Lake City, Utah 84184 (the “Seller”) and AMERICAN EXPRESS CREDIT CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware and having a place of business at One Christina Centre, 301 North Walnut Street, Suite 1002, Wilmington, Delaware 19801-2919 (the “Buyer”).

WHEREAS,

A.	The Seller owns charge card accounts pursuant to which the Seller issues American Express Card products to consumers;

B.	The Seller sells to the Buyer receivables arising under certain of these charge card accounts and the Buyer purchases such receivables from the Seller (such receivables as have been sold prior to the date hereof are hereinafter referred to as the “Initial Purchases”); and

C.	The Seller wishes to continue to sell receivables arising under charge card accounts to the Buyer and the Buyer wishes to continue to purchase such receivables from the Seller in accordance with this Agreement (such receivables as are sold on or after the date hereof are hereinafter referred to as the “Future Purchases”).

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.      Certain Definitions

     The following terms when capitalized in this Agreement and used either in the singular or the plural have the following meanings:

     “ACSC” means Amex Card Services Company, a Delaware corporation, and its successors and assigns.

     “Assignment” has the meaning described in Section 4(a) hereof.

     “Business Day” means a day on which both the Seller’s and the Buyer’s principal offices are open for business.

     “Card” means a charge card issued by the Seller with respect to a consumer account owned by the Seller.

     “Cardmember” means the person or firm obligated to make payments to the Seller with respect to charges incurred by the use of a Card.

      “First Day of a Monthly Period” has the meaning set forth in the definition of Monthly Period.

     “Fraud” means the misuse or fraudulent use of a Card or its related details by an unauthorized person or entity.

     “Future Purchases” has the meaning defined in the recitals of this Agreement.

     “Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Initial Purchases” has the meaning defined in the recitals of this Agreement.

     “Insolvency Event” means the occurrence of the following with respect to a party: (a) such party shall file a petition or commence a Proceeding, (i) to take advantage of any bankruptcy, conservatorship, receivership, insolvency, or similar laws, or (ii) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such party or all or substantially all of its property, (b) such party shall consent or fail to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding shall not have been dismissed within sixty (60) days of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction shall have decreed or ordered relief with respect to any such petition or Proceeding, (c) such party shall be unable, or shall admit in writing its inability, to pay its debts generally as they become due, (d) such party shall make an assignment for the benefit of its creditors or (e) such party shall voluntarily suspend payment of substantially all of its obligations.

     “Last Day of a Monthly Period” has the meaning set forth in the definition of Monthly Period.

     “Monthly Period” means the period (a) from and including the second day following the last day of the seventh billing cycle applicable to the charge card accounts ending during a calendar month (such day being the “First Day of a Monthly Period”) and (b) to and including the day following the last day of the seventh billing cycle applicable to the charge card accounts ending in the next calendar month (such day being the “Last Day of a Monthly Period”). Each Monthly Period shall include the Monthly Stub Period for the calendar month in which the First Day of such Monthly Period occurs.

     “Monthly Stub Period” means the period in a calendar month from and including the day following the Last Day of a Monthly Period that occurs during such calendar month to and including the last calendar day of such calendar month.

     “Monthly Stub Period Receivables” has the meaning described in Section 2 hereof.

      “New Receivable” has the meaning described in Section 2 hereof.

     “Payment Amount” has the meaning described in Section 4(b) hereof.

     “Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

     “Purchase Date” means each date that Receivables are purchased by the Buyer and sold by the Seller under this Agreement. Currently, the Purchase Date with respect to a Monthly Period and Monthly Stub Period is such date mutually agreed upon by the Buyer and the Seller that falls between the last day of such Monthly Period and the last business day of the calendar month in which such Last Day of the Monthly Period has occurred.

      “Receivables” means all amounts payable by a Cardmember (or any other obligor including any guarantor) on any Card account; provided, that such term shall not include any Securitized Receivables.

     “Recoveries” means all amounts received with respect to Receivables which have previously been charged off.

     “Relationship Adjustments” means adjustments downward to Receivables balances made in good faith by the Servicer pursuant to its customary servicing standards and guidelines for customer service and Cardmember account relations and to give effect to rebates offered by the Seller to Cardmembers as marketing incentives and product features. In no event shall Relationship Adjustments include adjustments attributable to Uncollectible Receivables and adjustments made as part of the Servicer’s credit and collection processes. For the avoidance of doubt, Relationship Adjustments shall not have the purpose or effect of protecting Credco from credit risk in Sold Receivables.

     “Requirements of Law” means any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, whether Federal, state or local (including without limitation usury laws, the Federal Truth in Lending Act and Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System), and, when used with respect to any entity, the certificate of incorporation and by-laws or other organizational or governing documents of such entity.

     “Securitized Receivables” means (a) from and after May 19, 2005, those receivables that the Buyer previously purchased from the Seller prior to the date hereof and that were sold by the Buyer to TRS pursuant to that certain Sale Agreement No. 1, dated as of May 19, 2005, between the Buyer and TRS and pursuant to that certain Sale Agreement No. 2, dated as of August 3, 2004, between the Buyer and TRS, and (b) those receivables that arise in accounts that are Accounts under that certain Transfer and Servicing Agreement (the “Transfer Agreement”)

among American Express Receivables Financing Corporation V LLC, TRS, American Express Issuance Trust and The Bank of New York, dated as of May 19, 2005, as it shall be supplemented, modified and amended from time to time, from and after the date that such accounts become Accounts under the Transfer Agreement.

     “Service Establishment” means any person or firm (including affiliates of the Seller) that accepts charges incurred by the use of the Card in lieu of cash or other payment upon a purchase of goods or services.

     “Servicer” means such entity, if any, as has been retained to service the Receivables. At the date hereof, ACSC is the Servicer.

     “Servicing Agreement” has the meaning described in Section 3(a) hereof.

     “Settlement Statement” shall mean the statement substantially in the form set forth on Exhibit A, as applicable.

     “Sold Receivables” means those Receivables that have been sold to the Buyer under this Agreement.

     “Termination Settlement Statement” shall mean the statement substantially in the form set forth on Exhibit B.

     “TRS” means American Express Travel Related Services Company, Inc., a New York corporation, and its successors and assigns.

     “UCC” means the Uniform Commercial Code.

     “Uncollectible Receivables” means those Receivables that the Seller or Servicer, after having made reasonable efforts to collect, determines in good faith, based upon its experience in credit card operations, should be written off as uncollectible at or prior to the time in question.

Section 2.      Sale and Purchase of Receivables

     (a)      On each Purchase Date, the Seller shall sell to the Buyer without recourse, and the Buyer shall purchase from the Seller, all right, title and interest of the Seller in, to and under all Receivables that (i) were created during the immediately preceding Monthly Period and were not previously sold to the Buyer on the preceding Purchase Date and (ii) all Receivables created and to be created during the Monthly Stub Period (the “Monthly Stub Period Receivables”) for the calendar month in which such Purchase Date occurs (such Receivables being sold hereinafter called “New Receivables”).

     (b)      The Buyer shall not be under any obligation on a Purchase Date to purchase any New Receivables which are Uncollectible Receivables at the end of the related Monthly Period. The price to be paid by the Buyer for New Receivables shall be an amount equal to 100% of the aggregate balance of the New Receivables being sold discounted to reflect such factors, if any, as Seller and Buyer mutually agree will result in a purchase price determined to be the fair market value of such New Receivables. The sale of Receivables shall include the sale of all monies due or to become due and all amounts received or receivable with respect to such Receivables, including all Recoveries allocable to such Receivables, and the proceeds (including “proceeds” as defined in the UCC) thereof. The Buyer shall have the right to pledge, assign, transfer, sell and exercise full control over all Receivables that it shall have purchased pursuant to this Agreement.

     (c)      The purchase price for all Receivables sold hereunder on a Purchase Date shall be paid on such Purchase Date. For all purposes hereunder, the purchase price for all Receivables during a period shall be offset by the amount of collections with respect to Sold Receivables and New Receivables during such period. On the Purchase Date, to the extent it is not ascertainable, the parties shall estimate in a reasonable manner agreed to by the parties the amount of Monthly Stub Period Receivables being sold on such Purchase Date, as well as an estimate of the amount of collections and recoveries with respect to Sold Receivables and New Receivables during the Monthly Stub Period, to arrive at an estimated payment amount with respect to the Monthly Stub Period Receivables being sold on such Purchase Date.

     (d)      The parties intend that each transfer of Receivables by the Seller to the Buyer pursuant to this Agreement be an absolute sale and not a secured borrowing, for all purposes, including accounting.

Section 3.      Billing and Collection of Receivables

     (a)      The Seller has retained the Servicer to perform the accounting, clerical and other services necessary to manage, bill and collect payments for all Receivables pursuant to the most recently approved Service Agreement between the Servicer and the Seller relating to charge card receivables (the “Servicing Agreement”). The Buyer agrees that it shall be responsible for payment of all fees charged by the Servicer under the Servicing Agreement and related to the servicing of the Sold Receivables. The Buyer shall pay such fees directly to the Servicer. By its signature below, the Servicer agrees that the Seller shall not be responsible for payment of such fees, releases the Seller from any liability for such fees and agrees that Servicer shall have recourse only to the Buyer for payment of all such fees. The Buyer covenants to Servicer that it shall promptly pay all such fees. The Buyer authorizes the Servicer to bill and collect Sold Receivables in the Seller’s or TRS’ name, as applicable, but for the Buyer’s account and benefit. The Seller agrees it shall direct the Servicer to follow substantially the same billing and collection policies being followed at the time of execution of this Agreement (including without limitation the collection from Service Establishments of any portion of Card accounts and Receivables for which such Service Establishments are liable, either because they have permitted charges in excess of authorized limits or otherwise) and shall not institute any significant changes in such billing and collection policies without the prior consent of the Buyer. The Buyer agrees that the Seller may have use of the collections on Sold Receivables between Purchase Dates, provided that the Seller may in its discretion require that collections be remitted directly to it by giving notice to the Servicer. The Seller acknowledges that it holds any such collections that it may receive in trust for the Buyer.

     (b)      On each Purchase Date, the Seller shall advise the Buyer of the amount of Sold Receivables which have become Uncollectible Receivables during the related Monthly Period. The Seller shall not be obliged to direct the Servicer to make any effort to collect Uncollectible

Receivables other than in accordance with its customary policies and procedures unless requested by the Buyer to do so, in which case the Buyer shall solely be responsible for all costs and expenses of the Servicer in making additional efforts to collect Uncollectible Receivables.

      (c)      All amounts collected by Seller on Sold Receivables and New Receivables pursuant to the foregoing provisions of this Section 3 are hereinafter called “Collections on Sold Receivables.” The aggregate amount of Collections on Sold Receivables during a Monthly Period shall be settled on the related Purchase Date in accordance with Section 4(b) of this Agreement except that after any termination pursuant to Section 8 all Collections on Sold Receivables shall be settled in accordance with Section 8.

Section 4.      Procedure for Purchase and Payment

     (a)      In connection with each sale and purchase of Receivables on each Purchase Date, the Seller shall deliver to the Buyer a duly executed assignment, substantially in the form set forth in Exhibit A (each, an “Assignment”) to the Buyer of all of the Seller’s right, title and interest in and to the Receivables then being sold to the Buyer.

     (b)      On each Purchase Date, the Seller shall also submit to the Buyer a statement in writing substantially in the form of and containing the information specified in Exhibit A hereto.

     (c)      The amount payable by Seller to Buyer or by Buyer to Seller, as calculated on any given payment date (the “Payment Amount”), shall be calculated as set forth in Exhibit A. The Seller agrees to pay the Buyer the Payment Amount if the Payment Amount is a negative number, and the Buyer agrees to pay the Seller if the Payment Amount is a positive number. If the Payment Amount equals zero, then no payment will be due from or to one party by the other party. The Buyer shall pay to the Seller or the Seller shall pay to the Buyer, as the case may be, such net amount due on the Purchase Date, which payment shall be in the form of cash.

     (d)      As a remedy for any breaches of its representation and warranty contained in Section 9(b)(viii), on each Purchase Date the Seller shall credit to the Buyer an amount equal to the portion of Sold Receivables as to which, during the related Monthly Period, the Servicer has adjusted downward the amount payable because of Fraud or has made a Relationship Adjustment, in each case after application of an applicable discount rate. This shall be effectuated by reducing the aggregate face amount of New Receivables being sold on each Purchase Date by the aggregate face amount of adjustments downward as a result of Fraud and Relationship Adjustments during the related Monthly Period.

Section 5.      Pledge of New Receivables and Filing of Financing Statements

     (a)      The parties hereto agree that the purchase by Buyer of New Receivables shall constitute an absolute sale and assignment of Receivables to Buyer and not a loan to Seller. In the event that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and in addition to otherwise secure payment of and performance by Seller of any and all of its indebtedness, liabilities and obligations to Buyer, now existing or hereafter arising whatsoever, in each case solely pursuant to this Agreement, including, without limitation, all obligations of Seller under this Agreement to perform acts or refrain from taking any action, Seller hereby grants to Buyer, a first priority continuing security interest in and to all of Seller's right, title and interest in, to and under the Sold Receivables, and all proceeds thereof. Buyer shall have all of the rights and remedies of a secured party under the UCC as in effect in the State of Utah. This Agreement shall constitute a security agreement under applicable law.

     (b)      In addition, to secure payment of and performance by Buyer of any and all of its indebtedness, liabilities and obligations to Seller, now existing or hereafter arising whatsoever, in each case solely pursuant to this Agreement, including, without limitation, all obligations of Buyer under this Agreement with respect to payments for purchased New Receivables, Buyer hereby grants to Seller, a first priority continuing security interest in and to all of Buyer’s right, title and interest in, to and under all payment received in respect of Sold Receivables, and all proceeds thereof. Seller shall have all of the rights and remedies of a secured party under the UCC as in effect in the State of Utah. This Agreement shall constitute a security agreement under applicable law.

     (c)      In connection with the above grants of security interest, each party in its capacity as debtor agrees, if requested by the other party, to file, at its own expense, one or more financing statements (and amendments with respect to such financing statements when applicable) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the above grants of security interest and to deliver a file-stamped copy of such financing statements or amendments or other evidence of such filing to the other party.

Section 6.      Maintenance of Quality of Receivables

     The Seller shall not materially reduce the credit standards used in determining whether a Card is to be issued to an applicant therefor or materially liberalize its policy as to the cancellation of a Card for credit reasons without providing prior written notice of such action to the Buyer.

Section 7.      The Seller Required to Furnish Certain Information

     The Buyer shall have the right from time to time at reasonable intervals to require the Seller to supply such information as the Buyer may reasonably request respecting the Seller’s credit standards, accounting, data processing, collection practices and experience in Receivables collection and turnover. Any such information shall be deemed to have been requested reasonably only if it is necessary or appropriate for a determination of the adequacy of the Buyer’s reserve for Receivables losses, the rate of collection of Receivables, the risk of uncollectibility thereof, or whether amounts collected on Sold Receivables are being properly accounted for by Seller, or to ascertain the appropriateness of the Settlement Statements or Termination Settlement Statements. The Seller shall also furnish such information as the Buyer may reasonably request respecting the creditworthiness and credit ratings of the Seller.

Section 8.      Termination

     This Agreement shall remain in effect until (i) sales and purchases hereunder are terminated by either party hereto by the giving of written notice to the other party specifying the effective date of such termination, which unless otherwise agreed in writing shall be effective following the settlement of a Purchase Date, or (ii) an Insolvency Event shall have occurred with respect to either party, in which event this Agreement shall terminate automatically upon the occurrence of such Insolvency Event. No such termination shall affect the rights of the parties hereto with respect to Sold Receivables. In the event of any such termination of this Agreement the parties shall settle activity with respect to Sold Receivables in accordance with the methodology set forth in the Termination Settlement Statement set forth in Exhibit B until such time as Buyer’s owned balance of Receivables (excluding all Uncollectible Receivables) is brought down to zero.

Section 9.      Representations and Warranties and Agreements

     (a)      Representations and warranties and agreements by the Buyer with respect to Initial Purchases and Future Purchases, which shall survive the purchase of Receivables by the Buyer:

(i)      The Buyer represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware and that it: (i) has procured all licenses, permits and consents required by law to entitle the Buyer to enter into and perform this Agreement; and (ii) will take all action necessary to keep such licenses, permits and consents in full force and effect during the term of this Agreement.

(ii)      The Buyer represents and warrants that the execution and delivery by Buyer of this Agreement and any other document or instrument delivered by Buyer pursuant thereto to which Buyer is a party and the consummation by Buyer of the transactions provided for in this Agreement have been duly authorized by Buyer by all necessary action on the part of Buyer.

(iii)      The Buyer represents and warrants that the execution and delivery by Buyer of this Agreement, the performance by Buyer of the transactions contemplated by this Agreement and the fulfillment by Buyer of the terms of this Agreement applicable to Buyer, will not conflict with or violate any requirements of law applicable to Buyer or conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Buyer is a party or by which it or its properties are bound.

(iv)      The Buyer represents and warrants that there are no judicial or administrative proceedings pending or to its best knowledge threatened against it before any Governmental Authority (a) asserting the invalidity of this Agreement, (ii) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect the performance by Buyer of its obligations under this Agreement, (iii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iv) seeking any determination or ruling that, in the reasonable judgment of Buyer, would materially and adversely affect the validity or enforceability of this Agreement.

(v) The Buyer represents and warrants that this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable debtor relief laws or general principles of equity.

     (b)      Representations and warranties and agreements by the Seller with respect to Initial Purchases and Future Purchases, which shall survive the sale of Receivables to Buyer:

(i)      The Seller represents and warrants that, as of each Purchase Date, the relevant Assignment provided for in Section 4 above will vest in the Buyer the entire right, title and interest in, to and under the Receivables sold and assigned thereby and in the money due or to become due in respect of such Receivables and in the proceeds of collection thereof, free from liens, encumbrances, claims of third parties, offsets, counterclaims or defenses, except offsets, counterclaims or defenses which, as of the Purchase Date on which the Receivables in question are sold and assigned, have not been asserted or, if asserted, have not been established, either to the Seller’s satisfaction or by final judgment or order of a court having jurisdiction, to be valid.

(ii)      The Seller represents and warrants that the execution and delivery by Seller of this Agreement and any other document or instrument delivered by Seller pursuant thereto to which Seller is a party and the consummation by Seller of the transactions provided for in this Agreement have been duly authorized by Seller by all necessary action on the part of Seller.

(iii)      The Seller represents and warrants that the execution and delivery by Seller of this Agreement and each Assignment, the performance by Seller of the transactions contemplated by this Agreement and each Assignment and the fulfillment by Seller of the terms of this Agreement applicable to Seller, will not conflict with or violate any requirements of law applicable to Seller or conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Seller is a party or by which it or its properties are bound.

(iv)      The Seller represents and warrants that all authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the execution and delivery by Seller of this Agreement and the performance by seller of the transactions contemplated by this Agreement and the sale of Receivables pursuant to this Agreement and each Assignment have been duly obtained, effected or given and are in full force and effect.

(v)      The Seller represents and warrants that there are no judicial or administrative proceedings pending or to its best knowledge threatened against it before any Governmental Authority (a) asserting the invalidity of this Agreement, (b) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect the performance by Seller of its obligations under this Agreement, (c) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (d) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the validity or enforceability of this Agreement.

(vi)      The Seller represents and warrants that this Agreement and each Assignment constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable debtor relief laws or general principles of equity.

(vii)      The Seller represents and warrants that all Sold Receivables (a) were created in compliance in all material respects with all Requirements of Law applicable to the Seller, (b) constitute Receivables as to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such receivables have been duly obtained, effected or given and are in full force and effect, (c) at the time of their sale to the Buyer, constitute Receivables as to which the Seller had good and marketable title thereto, (d) at the time of their sale to the Buyer, constitute Receivables that have not been waived or modified except in accordance with the normal and customary credit practices of the Seller and which waiver or modification are reflected in the Seller’s or Servicers’ computer file of accounts, and (e) at the time of their sale to the Buyer constituted either an “account” or a “general intangible” under and as defined in Article 9 of the UCC as then in effect in any state where the filing of a financing statement is then required to perfect the Buyer’s interest in the Sold Receivables and the proceeds thereof.

(viii)      The Seller represents and warrants that all Sold Receivables constitute legal, valid and binding payment obligations of the Cardmember thereon enforceable against such Cardmember in accordance with its terms except as such enforceability may be limited by applicable debtor relief laws or general principles of equity.

(ix)      The Seller agrees to maintain or cause to be maintained accurate and complete records with respect to all Sold Receivables (including such as will enable the Buyer to fully identify all Sold Receivables), to retain such records for at least such periods of time as they are retained under the Seller’s present practice and to deliver to the Buyer, on demand, copies of any records required by the Buyer in connection with the Buyer’s enforcement of its rights under this Agreement.

Section 10.      Miscellaneous

     (a)      There are no restrictions, promises, warranties, covenants, undertakings or representations other than those expressly set forth in this Agreement, and nothing in this Agreement or otherwise shall be construed as making the Seller responsible in any way or to any extent for the payment of any principal, interest or premium on the Buyers’ obligations or for the fulfillment of any other obligation or commitment of the Buyer.

     (b)      No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement of such amendment or modification is sought. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (c)      Any notice required or permitted by this Agreement shall be deemed to have been duly and properly given if delivered by hand, first class mail, telex or facsimile to the other party, at the following address:

If to the Seller, to:

AMERICAN EXPRESS CENTURION BANK
4317 South 2700 West
Salt Lake City, Utah 84184

Attention:	Catherine M. Hogan, Chief Financial Officer
Telephone:	(801) 945-5402
Facsimile:	(801) 945-4044

With a copy to:

Tim Heine, Esq.
Managing Counsel
American Express Company
200 Vesey Street — 49th Floor
New York, New York 10285

Telephone:	(212) 640-5775
Facsimile:	(212) 640-0364

If to the Buyer, to:

AMERICAN EXPRESS CREDIT CORPORATION
One Christina Centre
301 North Walnut Street, Suite 1002
Wilmington, Delaware 19801-2919

Attention:	Christopher S. Forno, CEO
Telephone:	(302) 576-4896
Facsimile:	(302) 571-8073

With a copy:

David Carroll, Esq.
Group Counsel
American Express Company
200 Vesey Street – 49th Floor
New York, New York 10285

Telephone:	(212) 640-5783
Facsimile:	(212) 640-0365

or such other address as either party hereto may furnish to the other in writing at any time.

     (d)      This Agreement shall be governed by and construed in accordance with the laws of New York applicable to contracts made and to be performed in New York.

     (e)      The parties agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement.

     (f)      This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

     (e)      This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AMERICAN EXPRESS CENTURION BANK

By:	/s/ Catherine M. Hogan
Name: Catherine M. Hogan
Title: Chief Financial Officer

AMERICAN EXPRESS CREDIT
CORPORATION

By:	/s/ Christopher S. Forno
Name: Christopher S. Forno
Title: Chief Executive Officer

By its signature below, Amex Card Services Company agrees to the matters set forth in Section 3(a) relating to it, as Servicer.

AMEX CARD SERVICES COMPANY

By:	/s/ James P. Bush
Name: James P. Bush
Title: President

EXHIBIT A

TO BE DELIVERED ON EACH PURCHASE DATE

ASSIGNMENT OF RECEIVABLES

     (a)      AMERICAN EXPRESS CENTURION BANK (the “Seller”) hereby sells, assigns, transfers, sets over and otherwise conveys to AMERICAN EXPRESS CREDIT CORPORATION (the “Buyer”), without recourse, pursuant to and on the terms and conditions set forth in the Amended and Restated Agreement of Sale and Purchase, dated as of October 26, 2007 (the “Agreement”) (terms capitalized herein being used as defined in the Agreement), all right, title and interest of the Seller in, to and under:

     (i)      all Receivables that (a) were created during the immediately preceding Monthly Period and were not previously sold to the Buyer on the preceding Purchase Date and (b) were and will be created during the Monthly Stub Period (the “Monthly Stub Period Receivables”) for the month in which this Purchase Date occurs (all such Receivables being sold hereinafter called “New Receivables”);

     (ii)      all Recoveries allocable to such New Receivables;

     (iii)      all monies due or to become due and all amounts received or receivable with respect to such New Receivables; and

     (iv)      the proceeds (including “proceeds” as defined in the UCC) thereof.

     We have set forth on the attached Settlement Statement the activity for the Monthly Period and calculation of the Payment Amount for the Receivables purchased on the date hereof, including the estimated purchase price for the Monthly Stub Period Receivables.

     Please acknowledge your acceptance and approval hereof by executing the Settlement Statement attached hereto.

AMERICAN EXPRESS CENTURION BANK

By:
Name:
Title:

Purchase Date: [_____ ] [__], [ _____]

1

Monthly Period: from [           ]  [  ], [      ] to and including [          ]  [  ], [     ]

Monthly Stub Period: from [          ] [  ], [     ] to and including [           ]  [  ], [     ]

2

Attachment to Assignment

SETTLEMENT STATEMENT FOR EACH PURCHASE DATE

BALANCES OF RECEIVABLES

Item
1	Balance owned by Credco at beginning of Monthly Period	$

2	Aggregate Face Amount of New Receivables created during
	the Monthly Period, net of downward adjustments as a result	$
of Fraud and Relationship Adjustments that occurred during
the Monthly Period

3	Subtotal	$

Deduct:

4	Payments by Cardmembers during the Monthly Period	$

5	Write-offs of Uncollectible Receivables during the Monthly	$
Period

6	Balance owned by Credco at end of Monthly Period	$

3

DETERMINATION OF PAYMENT AMOUNT

Item
7	________ per cent of Item 2 (purchase price of New
	Receivables during the Monthly Period, net of downward	$
adjustments as a result of Fraud and Relationship
Adjustments)

Deduct:

8	Recoveries	$

9	Item 4 (Payments by Cardmembers)	$

10	Payment due to (from) American Express Centurion Bank	$

11	Estimated payment (made to) from American Express
Centurion Bank on the prior Purchase Date with respect to
Monthly Stub Period Receivables sold on the prior Purchase
	Date	$

12	Estimated payment due to (from) American Express
Centurion Bank with respect to Monthly Stub Period
	Receivables being sold on this Purchase Date*	$

13	Net payment due to (from) American Express Centurion
	Bank	$

* Estimated payment with respect to Monthly Stub Period Receivables shall be determined in a reasonable manner as agreed from time to time by Buyer and Seller.

Accepted and Approved on __________________, 200__:

AMERICAN EXPRESS CREDIT CORPORATION

By:
Name:
Title:

4

EXHIBIT B

TERMINATION SETTLEMENT STATEMENTS

1. After termination of the sale and purchase of Receivables under this Agreement, the parties shall settle activity that occurs in each Monthly Period after termination of the Agreement. The settlement shall occur at least once per month, such settlement to occur no later than the last business day of each calendar month with respect to activity that occurred in the Monthly Period the last day of which occurred in such month. The settlements shall continue in accordance with the methodology set forth in this Exhibit B until such time as Buyer’s owned balance of Receivables (excluding all Uncollectible Receivables) is brought down to zero.

2. The methodology for the first settlement after termination shall be as follows:

BALANCES OF RECEIVABLES

Item
1	Balance owned by Credco at beginning of Monthly Period
	(Item _____ of previous report, dated )	$

Deduct:

2	Accelerated estimated write-offs of the balance above owned
by Credco (determined by applying the reserve rate used by
Credco to reserve for losses in connection with its most
recent purchase of the Receivables prior to termination
multiplied by the balance of Receivables set forth above
	owned by Credco at beginning of Monthly Period)	$

3	Downward adjustments as a result of Fraud and Relationship
	Adjustments that occurred during the Monthly Period	$

4	Payments by Cardmembers during the Monthly Period (but
not greater than the amount required to bring Credco’s
	balance owned at end of Monthly Period to zero)	$

5	Balance owned by Credco at end of Monthly Period (if Items
3 and 4 are not sufficient to bring Credco’s balance owned at
	end of Monthly Period to zero)	$

DETERMINATION OF PAYMENT AMOUNT

Item
6	Recoveries during the Monthly Period (allocated to Credco)
$

7	_______ per cent of Item 3 (downward adjustments as a
	result of Fraud and Relationship Adjustments, after	$
application of discount rate)

8	Item 4 (Payments by Cardmembers during the Monthly
	Period)	$

9	Payment due from American Express Centurion Bank	$

3. Thereafter, the methodology for each subsequent settlement shall be as follows:

BALANCES OF RECEIVABLES

Item
1	Balance owned by Credco at beginning of Monthly Period
	(Item _____ of previous report, dated )	$

Deduct:

2	Payments on Receivables during the Monthly Period (but not
	greater than the amount required to bring Credco’s balance	$
owned at end of Monthly Period to zero)

3	Downward adjustments to Cardmembers’ Accounts as a
result of Fraud and Relationship Adjustments that occurred
	during the Monthly Period (but not greater than the amount	$
required to bring Credco’s balance owned at end of Monthly
Period to zero)

4	Balance owned by Credco at end of Monthly Period (if Items
2 and 3 are not sufficient to bring Credco’s balance owned at
	end of Monthly Period to zero)	$

DETERMINATION OF PAYMENT AMOUNT

Item

5	Portion of Recoveries (a percentage of Recoveries	$
determined by dividing the total balance of charge card
Receivables owned by Credco and American Express
Centurion Bank (or any assignee thereof) by Item 1 above)

6	Item 2	$

7	_______ per cent of Item 3 (downward adjustments as a	$
result of Fraud and Relationship Adjustments, after
application of discount rate)

8	Payment due from American Express Centurion Bank	$